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                                                                    EXHIBIT 10.3

                                                                       EXHIBIT C

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is effective as October 27, 1995, by and between Crown Crafts, Inc., a Georgia corporation ("Crown Crafts"), The Red Calliope & Associates, Inc., a California corporation (the "Company"), and Nanci Freeman (the "Executive").

         WHEREAS, Crown Crafts is acquiring the entire equity interest of the Company by means of a merger pursuant to a Merger
Agreement dated as of October 8, 1995 the ("Merger Agreement");
and

         WHEREAS, Executive is the Executive Vice President-Sales and Marketing of the Company and desires to continue her employment with the Company in such capacity; and

         WHEREAS, Crown Crafts desires that Executive continue to serve in the capacity of Vice President-Operations of the Company; and

         WHEREAS, Crown Crafts, the Company and Executive desire to set forth in writing the terms and conditions of Executive's continued employment with the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1.      Employment and Duties.

                 (a) The Company hereby agrees to continue to employ Executive and Executive agrees to continue employment in her capacity as Executive Vice President-Sales and Marketing of the Company to act in accordance with the terms and conditions set forth herein. Executive also consents to serve without additional compensation, if elected, as a director of the Company. During the term of this Agreement, Executive agrees that this position will be her principal employment, that she will serve the Company faithfully and to the best of her ability and that she will devote her full business time, attention and skills to the operation of the Business of the Company (as defined herein), subject to reasonable absences for vacation and illness, and that she will perform such duties, functions and responsibilities in connection with such position and consistent with the foregoing as are from time to time delegated to Executive by the Board of Directors or Chief Executive Officer of the Company; provided, however, that the foregoing shall not be deemed to restrict Executive from devoting a reasonable





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amount of time and attention to the management of her personal affairs and investments, so long as such activities do not interfere with the responsible performance of Executive's duties hereunder. Executive shall provide the Board with periodic reports on, and keep them informed on a current basis concerning, the business and affairs of the Company. For purposes of this Agreement, the Business of the Company shall be defined as designing, manufacturing, distributing and selling infant and juvenile bedding products.

                 (b)  In addition, the Company shall provide
Executive as her principal office with a private office, secretarial and administrative assistance, office equipment, supplies and other facilities and services suitable to Executive's position and located at 13003 South Figueroa Street, Los Angeles, California 90061, or at a comparable location within Los Angeles County.

         2. Term. The term ("Term") of this Agreement shall commence on the date hereof and shall continue until October 26, 1999.

         3. Compensation. In consideration of the services to be rendered by Executive to the Company hereunder, the Company hereby agrees to pay or otherwise provide Executive the following compensation and benefits, it being understood that the Company shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld under any provision of applicable law (including, without limitation, Social Security payments, income tax withholding and other required deductions now in effect or which may become effective by law anytime during the Term):

                 (a) Salary. Executive shall receive an annual salary of ("Salary") of (i) $140,000 for the first twelve months hereof, (ii) $145,000 for the second twelve months hereof, (iii) $150,000 for the third twelve months hereof, and (iv) $155,000 for the fourth twelve months hereof, to be paid in equal installments in accordance with the Company's salary payment practices in effect from time to time for executives of the Company.

                 (b)  Bonus Payment.  In addition to Salary,
Executive shall receive periodic bonus payments (payable within ninety (90) days of the end of the applicable fiscal year) as follows:

                          (i)  Budgeted Pre-tax Profit (as defined
below) of the Company is $2,900,000 for the fiscal year ended
June 30, 1996; $3,400,000 for the fiscal year ended June 30,
1997; $3,900,000 for the fiscal year ended June 30, 1998; and $4,500,000 for the fiscal year ended June 30, 1999.

                          (ii)  A bonus ("Bonus") shall be paid to
Executive on each anniversary hereof as follows (subject to Section 3(b)(iii) below): $60,000 if


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budgeted Pre-tax Profit is realized for the fiscal year ended
June 30, 1996; $65,000 if budgeted Pre-tax Profit is realized for the fiscal year ended June 30, 1997; $70,000 if budgeted Pre-tax Profit is realized for the fiscal year ended June 30, 1998; and $75,000 if budgeted Pre-tax profit is realized for the fiscal year ended June 30, 1999.

                          (iii)  In the event that less than 100%
but at least 80% of budgeted Pre-tax Profit is realized for any such year, a bonus (in lieu of the full amount of the Bonus payable pursuant to Section 3(b)(ii), above) equal to 30% of the Bonus for such year shall be paid on each respective anniversary hereof, and for each 1/100 of 1% of the budgeted Pre-tax Profit above 80% an additional 35/1,000 of 1% of the Bonus (converted to the nearest 1/100) (each full 1% of budgeted Pre-tax Profit therefore converting into 3.5% of Bonus) shall likewise be paid on each respective anniversary hereof, up to an maximum of 100% of Bonus.

                          (iv)  By way of example of the
foregoing, if Pre-tax Profit in fiscal year ended June 30, 1996 is $2,860,270, the bonus payable for Executive with respect to such year shall be calculated as follows:

                          $2,860,270 (actual Pre-tax Profit)
divided by $2,900,000 (budgeted Pre-tax Profit) x 100 = 98.63% of budget; and

                          98.63% of budget converts into 95.21% of
Bonus as follows:

                          18% of budget in excess of 80% of budget
converts (at a rate of 3.5% of Bonus for each 1% of budget) to 63% (3.5 times 18) of Bonus in excess of 30% (63% plus 30% then equals 93%),

                          and .63% of budget converts (at a rate
of 35/1,000 of 1% of Bonus to each 1/100 of 1% of budget) into an additional 2.205% (rounded off to 2.21%) of Bonus, for a total
(93% plus 2.21%) of 95.21% of Bonus.

                          (v)  Notwithstanding the foregoing,
regardless of Pre-tax Profit, the Company agrees to pay Executive a Bonus of $40,000 on each of the first two anniversaries hereof.

                          (vi)  "Pre-tax Profit" is defined as
profit before taxes calculated in accordance with generally accepted accounting principles, consistently applied, consistent with the Company's prior practice, adjusted to exclude:

                               A.  all acquisition expenses,
payments, amortization of goodwill and, adjustments relating to the acquisition of the Company by Crown Crafts;


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                               B.  costs of meeting accounting and
legal requirements imposed on the Company by Crown Crafts as a result of Crown Crafts being a public company;

                               C.  any interest expense incurred
with respect to borrowings obtained to finance the acquisition by Crown Crafts of the Company;

provided, however, that the Company will not be charged for services provided by Crown Crafts, except that any expense savings achieved by the merger pursuant to the Merger Agreement (including, without limitation, any reduction in purchasing expenses, accounting expenses or overhead) will be calculated as follows: 85% of the actual savings on the books of the Company will accrue to the benefit of Crown Crafts (by means of a charge to the Company's expenses) and 15% will accrue to the benefit of the Company for the purpose of calculating the Bonus; and

provided, further, that with respect to any products created, designed or manufactured by Crown Crafts, Pre-tax Profit as defined herein shall be adjusted upward as follows: (x) if such product is sold or distributed by the Company, the Company shall receive a additional credit of 5% of the sales commission paid with respect to such sale, and (y) if such product is sold or distributed by Crown Crafts but the product is based on a design or pattern created by the Company, the Company shall be credited with a monthly royalty of 5% of the sale; and

provided, further, that any Bonus payable with respect to the fiscal year ending June 30, 1996, shall be reduced dollar-for-dollar by the amount of any bonus paid to Executive by the Company on or before the Closing Date (as defined in the Merger Agreement) with respect to any portion of such fiscal year; and

provided, further, that notwithstanding anything appearing elsewhere herein, the Bonus payable with respect to the fiscal year ending June 30, 1996, shall be the greater of (i) the amount calculated pursuant to Section 3(b) hereof or (ii) the amount, if any, accrued on the books of the Company as of the Closing Date with respect to Executive for the period from June 30, 1995 to the Closing Date; and

provided, further, that Pre-Tax Profit shall include a charge for a reasonable estimate of the amount of bonus payable to Executive under this Agreement and to Neal Fohrman under his employment agreement; and

provided, further, that for purposes of calculating Pre-Tax Profit, the Company will be charged at a rate of $4.00 per warrant with respect to any warrant issued by Crown Crafts to The Disney Company in connection with the renewal of licenses for Classic Pooh, Pooh and Baby Mickey & Co., such charges to be applied ratably over the term of the warrants.


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         (c)  Benefit Plans.  In addition to, and not in
limitation of, the compensation set forth above, Executive shall be entitled to participate in all benefit programs provided by the Company, including, without limitation, any health, accident, disability and life insurance programs, vacation and sick leave benefits, and any other fringe benefit program, which the Company may adopt and implement for the benefit of the Company's employees. Notwithstanding the foregoing, however, nothing contained herein shall be construed as an obligation of the Company to implement any benefit program, or if implemented, to maintain any program for any period of time for any employee.

         (d) Expenses. Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by her in connection with the fulfillment of her duties hereunder upon receipt of appropriate vouchers therefor, provided, however, that Executive has complied with all reasonable policies and procedures relating to the reimbursement of such expenses as shall, from time to time, be established by the Company.

         (e) Automobile. The Company shall provide Executive with the use of an automobile with a purchase price (new) of approximately $30,000, and shall pay all the reasonable expenses of operation, maintenance and service thereof, including gasoline, insurance and repair.

         (f) Options. Executive shall be granted non-qualified stock options to purchase 10,000 shares of Crown Crafts common stock, exercisable for five years, such options to be granted as of the date hereof, pursuant to the Crown Crafts, Inc. 1995 Stock Option Plan. Executive shall be eligible for future grants of stock options in amounts and on terms substantially similar to those options awarded executives of Crown Crafts with similar positions or salaries to Executive.

         (g) Promotion. Unless this Agreement has been otherwise earlier terminated pursuant to Section 4 hereof, Executive will be promoted to President and Chief Executive Officer of the Company not later than October 26, 1997, at which time her salary shall be increased by an additional $40,000 per annum.

         4.      Termination.

                 (a)  This Agreement shall terminate on the
earliest to occur of the following events: (i) on the mutual agreement of the Company and Executive; (ii) the death of Executive or Executive's voluntary retirement; (iii) Executive becoming unable to perform a substantial portion of her duties as described herein due to injury, illness or disability (mental or physical) as determined by an independent physician selected by the Company and reasonably satisfactory to Executive for a period of three (3) consecutive months or any aggregate period of six
(6) months in any eighteen (18) month period ("Disability"); or
(iv) immediately upon the


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Company giving written notice to Executive of termination for
Cause (as defined herein).

                 (b)  The Company may terminate Executive's
employment under this Agreement at any time for Cause. The termination shall be evidenced by written notice to Executive, which shall specify the cause for termination. "Cause" shall exist if: (i) Executive is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony, (ii) in the reasonable determination of the Board, the Executive has engaged in conduct or activity materially damaging to the business of the Company (it being understood, however, that unintentional physical damage to any property of the Company by Executive shall not be a ground for such a determination by the Board), or
(iii) Executive has failed, without reasonable cause, to devote her full business time and best efforts to the Business of the Company as provided in Section 1(a) hereof and, after written notice from the Company of such failure, Executive at any time thereafter again so fails.

         5.      Representations and Warranties.

                 (a) Executive represents and warrants to the Company that: (i) she has the full power and authority to execute, deliver and perform this Agreement, and that she has taken all actions necessary to secure all approvals required in connection herewith and therewith; (ii) this Agreement has been duly authorized, executed and delivered by her and constitute her valid and binding agreement, enforceable against her in accordance with its terms; and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, any material mortgage, lien, leases, agreement, instrument, order, arbitration award, judgment or decree to which she is a party or by which she or any of her assets are bound.

                 (b) Crown Crafts and the Company respectively hereby each represent and warrant to Executive that: (i) this Agreement has been duly authorized, executed and delivered by them, and constitutes the valid and binding agreement of them, enforceable against them in accordance with its terms; (ii) they have the full power authority to execute, deliver and perform this Agreement and have taken all necessary to secure all approvals required in connection herewith; and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant


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to, their Articles of Incorporation or By-Laws or any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which they are a party or by which they or any of their assets are bound.

         6.      Confidentiality.

                 (a) Executive recognizes and acknowledges that in the course of her employment with the Company, as contemplated by this Agreement, and as a result of the position of trust that she will hold under this Agreement, she will obtain private and confidential information and proprietary data relating to Crown Crafts, the Company and other affiliates of Crown Crafts, including without limitation, financial information, product and design information, marketing information, customer lists and other data that are valuable assets and property rights of the Company and Crown Crafts and its affiliates (collectively referred to as "Confidential Information"). Executive agrees that she will not, during the term of this Agreement or any time after the termination of this Agreement, either directly or indirectly, disclose or use any Confidential Information acquired during her employment with the Company, unless (i) the Confidential Information has been made public through no action or fault of the Executive, or (ii) its disclosure is requested or compelled by applicable law or regulatory agency. Executive further agrees that after the termination of this Agreement, or at such other time as the Company requests, Executive will return to the Company all documents, papers and records constituting Confidential Information, and all copies of same in Executive's possession and control.

                 (b) Executive acknowledges that irreparable loss and injury would result to Crown Crafts and the Company upon the breach of any of the covenants contained in this Section 6 and that damages arising out of such breach would be difficult to ascertain. Executive agrees that, in addition to all other remedies provided at law or at equity, the Company may petition and obtain from a court of law or equity both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security to prevent a breach by Executive of any covenant contained in this Section 6, as well as to an equitable accounting of all earnings and profits and other benefits arising out of any such violations.

         7. Restrictive Covenants. Executive agrees to be bound by and subject to Sections 6.7, 6.8 and 6.9 of the Merger Agreement to the same extent as Neal Fohrman is bound thereby except that, as to Executive, the duration of the "Noncompete Period" shall be equal to the length of the Term hereunder unless Executive is terminated prior thereto other than for Cause (and if Executive is so terminated other than for Cause the Noncompete Period shall lapse).


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         8.      Notices.  Any notice or other communication
required or permitted to be given hereunder shall be in writing and deemed to have been given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail, registered or certified, return receipt requested, postage prepaid, simultaneously dispatched) to the addresses specified below.

         If to Executive:         Nanci Freeman
                                  2652 Via Olivera
                                  Palos Verdes Estates
                                  Los Angeles, California 90274


         If to Crown Crafts or    Crown Crafts, Inc.
         the Company:             1600 RiverEdge Parkway
                                  Suite 200
                                  Atlanta, Georgia 30328
                                  Attn:  President


or to such other address or fax number as either party may from time to time designate in writing to the other.

         9. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same; provided, however, that nothing herein shall affect the validity of Sections 6.7, 6.8 or 6.9 of the Merger Agreement. No modification, alteration, amendment or recision of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.

         10. Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, construed under and enforced in accordance with the laws of the State of California.

         11. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. The rights, duties and obligations under this Agreement are assignable by the Company to a successor of all or substantially all of the business or assets of the Company. The rights, duties and obligations of Executive under this Agreement shall not be assignable.

         12. Survival. The respective obligations of the parties under Section 6 hereof shall survive the termination of this Agreement.


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         IN WITNESS WHEREOF, the parties have executed this
Agreement as of the day and year first above written.



                               CROWN CRAFTS, INC.



                               By:
                                    -------------------------------




                               THE RED CALLIOPE & ASSOCIATES, INC.



                               By:
                                    ------------------------------



                               -----------------------------------
                               Nanci Freeman


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